Exhibit 10.4

EXECUTION VERSION

REDEMPTION AGREEMENT

This REDEMPTION AGREEMENT (this “Agreement”) is made as of November 2, 2018 by and between Sirius International Insurance Group, Ltd., a Bermuda exempted company (“Sirius”) and CM Bermuda Ltd., a Bermuda exempted company (“CMB”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, CMB owns an aggregate of 120,000,000 Common Shares, par value $0.01 per share of Sirius (“Sirius Common Shares”), representing all of the issued and outstanding Sirius Common Shares;

WHEREAS, Sirius has entered into that certain Agreement and Plan of Merger, by and among Sirius, Easterly Acquisition Corp. (“Easterly”) and Sirius Acquisition Holding Company III (“Merger Sub”), dated June 23, 2018 (as may be amended, modified, supplemented or restated from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged (the “Merger”) with and into Easterly, with Easterly being the surviving entity in the Merger and the Surviving Company becoming a wholly owned subsidiary of Sirius, and the shareholders of Easterly receiving Sirius Common Shares in exchange for their shares of Easterly;

WHEREAS, the parties desire that Sirius redeem, at a price per share equal to $17.22447, which amount is equal to (x) 1.05 multiplied by (y) the Estimated Adjusted September 30 DBVPS (such price per share, the “Redemption Price Per Share”), 9,519,280 Sirius Common Shares from CMB (such shares, the “Redeemed Shares,” and such repurchase, the “Redemption”); and

WHEREAS, an amount equal to the Redemption Price Per Share, multiplied by the number of Redeemed shares (the “Aggregate Redemption Amount”) shall be funded from cash to be distributed by Sirius Bermuda Insurance Company Ltd. (“Sirius Bermuda”) through its chain of ownership up to Sirius in order to effect the Redemption (and not, for the avoidance of doubt, out of the funds released from the Trust Account in connection with the completion of the Merger pursuant to the Merger Agreement).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, CMB and Sirius agree as follows:

AGREEMENTS

1.                                      Redemption.  Effective as of the Redemption Closing (as defined below), and subject to the satisfaction or waiver of the conditions set forth in Section 6, Sirius shall purchase and redeem from CMB, and CMB shall sell to Sirius, the Redeemed Shares, free and clear of all liens, security interests, encumbrances, claims and charges whatsoever.  The Aggregate Redemption Amount for the Redemption Shares shall be paid in cash by or on behalf of Sirius no later than November 16, 2018, by wire transfer of immediately available funds according to wire instructions provided by CMB no later than November 14, 2018.

2.                                      Representations and Warranties of CMB.  CMB hereby represents and warrants to Sirius that (i) the Redeemed Shares are owned by CMB free and clear of all liens, security interests, encumbrances, claims and charges whatsoever, (ii) CMB has full power and authority to sell, assign and transfer its interest in the Redeemed Shares and (iii) this Agreement has been duly and validly executed by CMB and constitutes a valid and legally binding obligation of CMB, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors’ rights generally and general principles of equity.

3.                                      Representations and Warranties of Sirius.  Sirius hereby represents and warrants to CMB that (i) this Agreement has been duly and validly executed by Sirius and constitutes a valid and legally binding obligation of Sirius, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors’ rights generally and general principles of equity, (ii) assuming the occurrence of the Closing prior to the Redemption, neither the execution of this Agreement nor the consummation of the Redemption will (A) conflict with or violate any provision of the bye-laws or any other constitutional documents of Sirius, (B) violate any law or order applicable to Sirius or any of its Subsidiaries within the chain of ownership of and including Sirius Bermuda (“Applicable Subsidiaries”) or any of their respective properties or assets or (C) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the respective properties or assets of Sirius or any of the Applicable Subsidiaries under, any of the terms, conditions or provisions of any contract to which Sirius or any of the Applicable Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected and (iv) the Aggregate Redemption Amount for the Redeemed Shares shall be funded from Sirius Bermuda’s cash on hand, and not, for the avoidance of doubt, from the funds released from the Trust Account in connection with the completion of the Merger.

4.                                      Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.  There are no representations, warranties, understandings or agreements among the parties hereto with respect to the subject matter hereof other than as set forth herein.

5.                                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda, without giving effect to any choice of law or conflict of law rules or provisions (whether of Bermuda or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Bermuda.  In furtherance of the foregoing, the internal laws of Bermuda shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction may ordinarily apply.

6.                                      Conditions; Closing; Termination.  The obligations of each of the parties hereto to effect the Redemption is subject to (i) the occurrence of the Closing  and (ii) the receipt of all regulatory approvals and third party consents necessary to effect the Redemption. The closing of the Redemption (the “Redemption Closing”) shall occur on such date (the “Closing Date”) as may be mutually agreed in writing between Sirius and CMB following satisfaction of the conditions described in the immediately preceding sentence.  In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall terminate and become null and void and shall be of no further force and effect.

7.                                      Severability. Should any provision of this Agreement be declared invalid by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

8.                                      Further Action.  Each party agrees to take all further actions to effectuate the terms and intentions of this Agreement, including the conveyance to Sirius of all right, title and interest in and to the Redeemed Shares of CMB, as reasonably requested by the other party.

9.                                      Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Execution and delivery of this Agreement by facsimile or other electronic exchange bearing the copies of a party’s signature shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile or other electronic copies shall constitute enforceable original documents.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:	/s/ Allan L. Waters
Name:	Allan L. Waters
Title:	Chief Executive Officer

CM BERMUDA LTD.

By:	/s/ Laurence Liao
Name:	Laurence Liao
Title:	Chief Executive Officer

[Signature page to Redemption Agreement]